Exhibit 7.3

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This First Amendment (this “Amendment”), dated November 12, 2007, to the Agreement and Plan of Merger, dated as of October 14, 2007 (the “Merger Agreement”), by and among HowStuffWorks, Inc., a Delaware corporation (the “Company”), Discovery Communications, LLC, a Delaware limited liability company (“Discovery”), HSW Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Discovery, and Michael P. Ring, as HSW Stockholders’ Representative (collectively, the “Parties”), is entered into by and among the Parties.  Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

WHEREAS, on October 14, 2007, the Parties entered into the Merger Agreement;

WHEREAS, the Parties wish to amend the Merger Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Merger Agreement as follows:

1.             Subsection (vii) of the fifth Recital of the Merger Agreement shall be deleted from the Merger Agreement and the following shall be substituted in replacement thereof:

“(vii) the Company and HSWI are parties to that certain Trademark Letter Agreement, dated April 20, 2006, which provides HSWI with an option to a trademark license from the Company (the “Trademark Letter Agreement”);”

2.             The sixth Recital of the Merger Agreement shall be deleted from the Merger Agreement and the following shall be substituted in replacement thereof:

“WHEREAS, the parties hereto desire that, in each case prior to the Effective Time, (i) the HSWI Stockholders Agreement, the India and Russia Side Letter Agreement, the Trademark Letter Agreement, the HSWI Registration Rights Agreement, and the Purchaser Registration Rights Agreement be amended as set forth on Exhibit A hereto and (ii) the Services Agreement be terminated (the actions in clauses (i) and (ii) collectively, the “HSWI-Related Amendments”);”

3.             The following Recitals of the Merger Agreement shall be deleted from the Merger Agreement in their entirety:  the seventh Recital and the eighth Recital.

4.             The tenth Recital of the Merger Agreement shall be deleted from the Merger Agreement and the following shall be substituted in replacement thereof:

“WHEREAS, concurrently herewith, Discovery and Convex Group, Inc. (“Convex”), a Delaware corporation and the owner of 36.73% percent of the capital stock of the Company, have entered into an Agreement and Plan of Merger, dated the date hereof, as the same may be amended from time to time (the “Convex Merger Agreement”), pursuant to which, immediately prior to the Effective Time, a wholly-owned subsidiary of Discovery will merge with and into Convex, with Convex continuing as the surviving corporation of such merger (the “Convex Merger”);”

5.             The following definitions set forth in Section 1.1 of the Merger Agreement, and all references thereto in the Merger Agreement, shall be deleted from the Merger Agreement in their entirety:  “Amended Affiliate Registration Rights Agreement,” “Amended Intac Merger Agreement,” “Arnold Agreement,” “Discovery License Agreement,” “Disinterested HSWI Stockholders,” “HSWI Proxy,” “HSWI Proxy-Related Actions” and “Requisite Disinterested HSWI Stockholders.”

6.             The following definition shall be added to Section 1.1 of the Merger Agreement:

““Amended Trademark Letter Agreement” means the Trademark Letter Agreement, as amended (in form and substance reasonably satisfactory to Discovery) to reflect the applicable HSWI-Related Amendments set forth on Exhibit A.””

7.             The definition of “Company Transaction Expenses” set forth in Section 1.1 of the Merger Agreement shall be amended to delete subsection (iv) in its entirety.

8.             The definition of “Employment Agreements” set forth in Section 1.1 of the Merger Agreement shall be deleted from the Merger Agreement and the following shall be substituted in replacement thereof:

““Employment Agreement” has the meaning set forth in Section 7.1(d).”

9.             The definition of “HSWI Board Approval” set forth in Section 1.1 of the Merger Agreement shall be deleted from the Merger Agreement and the following shall be substituted in replacement thereof:

““HSWI Board Approval” means the approval of the HSWI-Related Amendments by the board of directors of HSWI.”

10.           The definition of “Transaction Agreements” set forth in Section 1.1 of the Merger Agreement shall be deleted from the Merger Agreement and the following shall be substituted in replacement thereof:

““Transaction Agreements” means the Agreement, the Voting Agreement, the Escrow Agreement, the Employment Agreement, the Non-Competition and Non-Solicitation Agreement, the Amended HSWI Registration Rights Agreement, the Amended Purchaser Registration Rights Agreement, the Amended HSWI Stockholders Agreement, the Amended India and Russia Side Letter Agreement, the

Amended Trademark Letter Agreement, the Transition Services Agreement, any agreement entered into in connection with the Disposition, and any other agreement contemplated by the Agreement.”

11.           The first sentence of Section 2.11(k) of the Merger Agreement shall be deleted from the Merger Agreement and the following shall be substituted in replacement thereof:

“Effective as of the Effective Time, each Company Option then outstanding (each, an “Outstanding Company Option”) shall be converted into the right to receive in respect of each share of Common Stock subject to such Outstanding Company Option an amount (the “Option Cash-Out Amount”) equal to the excess, if any, of (i) the Other Common Per Share Merger Consideration over (ii) the exercise price per share applicable in respect of such Outstanding Company Option (the “Per Share Exercise Price”).”

12.           The fifth and sixth sentences of Section 2.11(k) of the Merger Agreement shall be deleted from the Merger Agreement the following shall be substituted in replacement thereof:

“As soon as practicable (but not later than 30 days) following any Applicable Vesting Date, the Company shall pay the holder thereof, in respect of the number of shares of Common Stock as to which such Unvested Company Option would have first become exercisable as of such Applicable Vesting Date (the “Subsequently Vested Option Shares”), an amount equal to the excess, if any, of (i) the sum of all amounts paid per share to the Other Stockholders in respect of the Final Merger Consideration on or prior to such Applicable Vesting Date (the “Catch-Up Amount”) over (ii) the Per Share Exercise Price with respect to the Subsequently Vested Option Shares.  Thereafter, the Company shall pay the holder of any Unvested Company Option in respect of any Subsequently Vested Option Shares additional payments, without interest, at each time that any additional payment is made in accordance with this Agreement to the Other Stockholders in respect of their shares of Common Stock, in the same amount as would have been paid to such holder had the Subsequently Vested Option Shares been outstanding at the Effective Time; provided, however, that if the Catch-Up Amount, as the case may be, is less than the Per Share Exercise Price in respect of the Subsequently Vested Option Share, the amount payable to any such holder in respect of any Subsequently Vested Option Shares shall be reduced by the amount of the Catch-Up Amount and shall be further reduced (but not below zero) by the amount of any subsequent payments until the aggregate amount of all reductions in accordance with this proviso from all such payments equals the Per Share Exercise Price corresponding thereto.”

13.           Section 5.17 of the Merger Agreement shall be deleted from the Merger Agreement and the following shall be substituted in replacement thereof:

“Section 5.17.  HSWI Board Approval.  The Company shall use its reasonable best efforts to obtain HSWI Board Approval as promptly as practicable following the date hereof but in no event later than by November 19, 2007.”

14.           The first sentence of Section 5.18(a) of the Merger Agreement shall be deleted from the Merger Agreement and the following shall be substituted in replacement thereof:

“Subject to this Section 5.18(a), Section 5.18(c) and any transfer restrictions with respect to the HSWI Shares in the Amended HSWI Stockholders Agreement, the Amended HSWI Registration Rights Agreement or otherwise, the Company shall use its commercially reasonable efforts to publicly or privately sell such number of Subject HSWI Shares as will be sufficient to generate gross sale proceeds equal to the Required Cash Amount necessary to distribute all remaining Subject HSWI Shares in kind in accordance with this Section 5.18.”

15.           Clause (B) in the second sentence of Section 5.18(a) shall be deleted from the Merger Agreement and the following shall be substituted in replacement thereof:

“(B) if market conditions permit, a 10b5-1 plan adopted by the Company.”

16.           The introductory clause of the third sentence of Section 5.18(a) shall be deleted from the Merger Agreement and the following shall be substituted in replacement thereof:

“Notwithstanding the foregoing, the Company may, at any time, but subject to any restrictions in the Amended HSWI Registration Rights Agreement and the Amended HSWI Stockholders Agreement,”

17.           The following sentences shall be added after the final sentence of Section 5.18(a) of the Merger Agreement:

“Notwithstanding the foregoing, the Company may sell HSWI Shares for use in connection with the Bonus Plan contemplated by the Employment Agreement before it is obligated to sell Subject HSWI Shares pursuant to this Section 5.18(a).  Prior to the expiration of all lock-up provisions relating to the HSWI Shares contained in the Amended HSWI Stockholders Agreement, the number of Subject HSWI Shares sold will be limited so that at all times HSWI Shares for use in connection with the Bonus Plan contemplated by the Employment Agreement may be sold in compliance with such lock-up provisions.”

18.           Section 5.18(c)(i) of the Merger Agreement shall be deleted from the Merger Agreement and the following shall be substituted in replacement thereof:

“(c)         Notwithstanding anything to the contrary in this Agreement:

(i)            At the Closing, 2,000,000 Subject HSWI Shares (the “Escrow Shares”) shall be set aside as additional collateral for Losses of a Discovery Indemnified Party in respect of HSWI Share Liabilities (“Section 5.18(c) Losses”) and shall thereupon cease to constitute Subject HSWI Shares, subject to the provisions of Section 5.18(c)(iii) below, and shall not constitute Distributable HSWI Shares.  For the avoidance of doubt, the first 2,000,000 Subject HSWI Shares that are no longer subject to transfer or lock-up restrictions shall be the Escrow Shares.”

19.           The following sections of the Merger Agreement shall be deleted from the Merger Agreement in their entirety:  Section 7.2(g), Section 7.3(n), and Section 7.3(p).

20.           Section 7.3(o) of the Merger Agreement shall be deleted from the Merger Agreement and the following shall be substituted in replacement thereof:

“HSWI-Related Amendments.  (A) Each of (i) the Amended HSWI Stockholders Agreement, (ii) the Amended India and Russia Side Letter Agreement, (iii) the Amended HSWI Registration Rights Agreement, (iv) the Amended Purchasers Registration Rights Agreement, and (v) the Amended Trademark Letter Agreement shall have been executed and delivered and shall be in full force and effect; and (B) the Service Agreement shall have been terminated without further liability to HSWI.”

21.           The following Section 7.3(hh) shall be added to the Merger Agreement:

“(hh)  By-laws of HSWI.  The by-laws of HSWI shall have been amended to provide that the Chairman of the board of directors of HSWI is not an officer of HSWI.”

22.           The following Section 7.3(ii) shall be added to the Merger Agreement:

“(ii)  Board of Directors of HSWI.  Wei Zhou and another member of the board of directors of HSWI (other than Jeffrey T. Arnold) shall have resigned from the board of directors of HSWI and one designee of Discovery and one independent director, reasonably acceptable to Discovery, shall have been appointed to the board of directors of HSWI, and only three Company designees shall be on the board of directors of HSWI.  Prior to the Closing, the board of directors of HSWI shall have made a determination (a) as to the independence of each director on the board of directors of HSWI in accordance with Nasdaq Marketplace Rule 4350(c) and (b) that a majority of the board of directors of HSWI is independent in accordance with Nasdaq Marketplace Rule 4200(a)(15).”

23.           The following Section 7.3(jj) shall be added to the Merger Agreement:

“(jj)  Committees of the Board of Directors of HSWI.  One Company designee shall have resigned from each of the following committees of the board of directors of HSWI so that only one Company designee shall be on each such committee:  the Special Committee, the Compensation Committee and the Audit Committee.”

24.           The following Section 7.3(kk) shall be added to the Merger Agreement:

“(kk)  Wei Zhou Registration Rights.  Wei Zhou shall have agreed in writing not to exercise his demand registration rights under the Amended HSWI Registration Rights Agreement any earlier than 90 days after the first date on which the Company may exercise its demand registration rights.”

25.           Section 8.2(a) of the Merger Agreement shall be deleted from the Merger Agreement and the following shall be substituted in replacement thereof:

“(a)         The Closing shall not have occurred on or before February 28, 2008, so long as the party proposing to terminate has not breached in any material respect any of its representations, warranties, covenants or other obligations under this Agreement in any manner that has proximately contributed to the failure of the Closing to so occur.”

26.           Section 8.4(b)(iii) of the Merger Agreement shall be deleted from the Merger Agreement and the following shall be substituted in replacement thereof:

“(iii) HSWI Board Approval is not obtained on or prior to November 19, 2007;”

27.           The first sentence of Section 9.6 of the Merger Agreement shall be deleted from the Merger Agreement and the following shall be substituted in replacement thereof:

“If the Closing occurs, except for equitable remedies, the remedies provided in Section 5.18(c), this Article IX and Article VI constitute the sole and exclusive remedies between the parties for Losses or any other claims arising under this Agreement, including claims based upon the inaccuracy, untruth, incompleteness or breach of any representation or warranty contained in this Agreement or based upon the failure to perform any covenant, agreement or undertaking contained in this Agreement.”

28.           Exhibit A (HSWI-Related Amendments) of the Merger Agreement shall be deleted from the Merger Agreement and Exhibit A attached hereto shall be substituted in replacement thereof.

29.           Exhibit C (Key Terms of Discovery License Agreement) of the Merger Agreement shall be deleted from the Merger Agreement in its entirety.

30.           Exhibit I (Form of Jeffrey T. Arnold Employment Agreement) of the Merger Agreement shall be deleted from the Merger Agreement and Exhibit I attached hereto shall be substituted in replacement thereof.

31.           Full Force and Effect.  Except to the extent modified herein, all of the terms and conditions of the Merger Agreement, as heretofore in effect, shall remain in full force and effect, and, as modified hereby, all of the terms and conditions of the Merger Agreement are hereby ratified and confirmed in all respects.

32.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

33.           Governing Law.  This Amendment shall be governed and construed in accordance with the laws of the State of Delaware without reference to the conflicts of law principles thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Merger Agreement, acting by their duly authorized agents, to be executed as of the date first above written.

DISCOVERY COMMUNICATIONS, LLC

By:	/s/ BRUCE CAMPBELL
Name: Bruce Campbell
Title: President, Digital Media, Emerging Networks
& Business Development

HSW MERGERSUB, INC.

By:	/s/ BRUCE CAMPBELL
Name: Bruce Campbell
Title: President

HOWSTUFFWORKS, INC.

By:	/s/ JEFF ARNOLD
Name: Jeff Arnold
Title: CEO

HSW STOCKHOLDERS’ REPRESENTATIVE

By:	/s/ MICHAEL P. RING
Name: Michael P. Ring

EXHIBIT A

HSWI-Related Amendments

All amendments shall be effective and conditioned upon the closing of the Convex and HSW mergers and shall be in form and substance reasonably satisfactory to Discovery.  Capitalized terms used but not defined herein shall have the respective meanings set forth in the relevant agreement under which such terms appear; and capitalized terms used for the titles of the agreements to be amended shall have the respective meanings set forth in the Agreement.

1.             HSWI Registration Rights Agreement.

The Agreement will be amended to make clear that the holdback only applies if shares of HSWI are in fact sold pursuant to a registration statement.  The holdback will not apply to Rule 144 sales if the registration is a shelf registration.

2.             Purchaser Registration Rights Agreement.

Section 2.3(c) will be amended to require the following priority scheme if an underwriter decides to cut back the shares in an offering of Parent Common Stock:  (a) if the offering is initiated by Parent to sell securities for its own account, shares to be sold by Parent will be included first and shares of all other holders with registration rights will be included on a pro rata basis in accordance with the number of shares each holder has requested to be included in the offering; and (b) if the offering is initiated as a demand registration by a particular holder, shares of the demanding holder will be included first, shares of the other participating holders will be included second, and shares of Parent will be included last.

3.             HSWI Stockholders Agreement.

(a)           Article 3 will be amended to provide for “mirror voting” of HSW’s shares of HSWI stock, if any, in excess of 45% of the aggregate outstanding shares of HSWI as of any applicable record date for determining the stockholders entitled to vote on any matter to be voted on by the stockholders of HSWI (i.e., with respect to all matters submitted to a vote of HSWI stockholders, the shares of HSWI stock owned by HSW, if any, in excess of 45% of the aggregate outstanding shares of HSWI as of the applicable record date will be voted in exact proportion to the vote of the HSWI stockholders other than HSW).  For the avoidance of doubt, there will be no mirror voting of HSW’s shares of HSWI stock equal to or less than 45% of the aggregate outstanding shares of HSWI as of any applicable record date for determining the stockholders entitled to vote on any matter to be voted on by the stockholders of HSWI.

(b)           Section 3.01(a) will be amended to provide that HSW will have the right to designate three directors (one of whom will be an independent director).  At the closing of the HSW and Convex mergers, HSW will specify which of the three directors on the board will be the HSW designees.

(c)           Sections 3.01(a) and 3.01(c) will be amended to provide for a Nominating and Governance Committee and to provide that an HSW Designee shall be the chairperson of the Nominating and Governance Committee.

(d)           Section 5.01 (“Other Markets”) will be deleted.

4.             India and Russia Side Letter Agreement.

The side letter will be amended to provide that HSWI’s option to acquire the exclusive digital publishing rights for HSW content in India and Russia cannot be exercised for so long as the issuance of securities in connection with such exercise would result in HSW’s ownership of HSWI, directly or indirectly, exceeding 50%; provided that the option shall be extended for any time period during which it cannot be exercised in accordance with the foregoing.

5.             Trademark Letter Agreement.

(a)           The Trademark Letter Agreement will be amended to provide that the license fee with respect to the option to an exclusive license from HSW for the Chinese and/or Portuguese translations of the HowStuffWorks name and associated marks for use in digital and/or electronic medium only in the Territory will be 2% of HSWI’s net revenue derived from the businesses that use the marks in the Territory, up to a limit of $100,000 annually for the Territory.

(b)           The Trademark Letter Agreement will be amended to provide that HSWI will have an option to an exclusive license from HSW for the Indian and Russian translations of the HowStuffWorks name and associated marks for use in digital and/or electronic medium only in India and Russia and solely in connection with any content obtained through the India and Russia Side Letter Agreement.  The option must be exercised at the same time the option contemplated by the India and Russia Side Letter Agreement is exercised and the license fee will be 2% of HSWI’s net revenue derived from the businesses that use the marks in India and Russia, up to a limit of $100,000 annually for India and Russia.  In the event that HSWI exercises this option, HSW and HSWI will enter into a trademark license agreement containing customary terms, conditions and limitations, as mutually agreed by HSW and HSWI in writing.

6.             Services Agreement.

(a)           The Services Agreement will be terminated.

(b)           In connection with such termination, arrangements will be made for the royalty-free license to HSWI of the software code existing at closing for HSW’s content management system.

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